Exhibit 99.1

Concho Resources Inc. Reports First Quarter 2016 Results

MIDLAND, Texas--(BUSINESS WIRE)--May 4, 2016--Concho Resources Inc. (NYSE: CXO) (the “Company” or “Concho”) today reported financial and operating results for the first quarter of 2016.

Highlights

  Delivered quarterly production of 12.7 million Boe, or 139.5 MBoepd, exceeding the high end of the Company’s guidance.
  Executed a disciplined capital program within cash flow and further strengthened the Company’s balance sheet, with a cash position of approximately $0.5 billion at quarter end.
  Achieved per-unit lease operating expense below the low end of the Company’s guidance.
  Closed two transactions, further enhancing the Company’s high-quality portfolio and reinforcing Concho’s financial position.

Tim Leach, Chairman, Chief Executive Officer and President, commented, “Concho delivered a strong first quarter, with results ahead of expectations. Our per-unit cost structure trended lower, and drilling and completion capital was well within cash flow. Our success is a direct result of our high-quality drilling inventory across all our assets in the Permian Basin and our relentless focus on driving low costs and optimizing field development. During the first quarter, we also closed two transactions that high-graded the portfolio – selling lower rate of return assets, while adding top tier acreage – resulting in improved leverage metrics and additional cash on our balance sheet. With a strong financial position and premier asset base, we are well-positioned to execute a disciplined, returns-based capital plan and deliver differentiated value over the long term.”

First-Quarter 2016 Operations Summary

Production for the first quarter of 2016 was 12.7 million barrels of oil equivalent (MMBoe), or an average of 139.5 thousand Boe per day (MBoepd), an increase of 6% from the first quarter of 2015 and above the high end of the Company’s guidance. First-quarter 2016 production was comprised of 64% oil and 36% natural gas.

During the first quarter of 2016, Concho averaged 10 rigs, compared to 12 rigs in the fourth quarter of 2015. Concho started drilling or participating in a total of 40 gross wells (31 operated) and completed 50 gross wells during the first quarter of 2016. The table below summarizes the Company’s drilling activity by core area for the first quarter of 2016.

	Number of Wells Drilled (Gross)	Number of Operated Wells Drilled (Gross)	Number of Wells Completed (Gross)
Delaware Basin	27	21	33
New Mexico Shelf	8	6	12
Midland Basin	5	4	5
Total	40	31	50

Percent Horizontal	100%	100%	98%

Delaware Basin

Production from horizontal wells in the Delaware Basin totaled 80.0 MBoepd in the first quarter of 2016, up 16% over the first quarter of 2015. During the first quarter of 2016, Concho drilled 27 gross wells in the Delaware Basin, including five wells in the Avalon Shale, nine wells in the Bone Spring Sands and 13 wells in the Wolfcamp.

Concho added 11 new horizontal wells in the northern Delaware Basin with at least 30 days of production as of the end of the first quarter of 2016. The average peak 30-day and 24-hour rates for these wells were 1,115 Boe per day (Boepd) (79% oil) and 1,521 Boepd, respectively. The average lateral length for these wells was 4,628 feet. The Company is testing multi-zone potential in the Avalon Shale. Successful results from the upper and lower Avalon targets were key drivers to the Company’s operational success in the first quarter of 2016.

Concho added four new horizontal wells in the southern Delaware Basin with at least 30 days of production as of the end of the first quarter of 2016. The average peak 30-day and 24-hour rates for these wells were 1,035 Boepd (80% oil) and 1,374 Boepd, respectively. The average lateral length for these wells was 6,342 feet.

Concho closed the previously-announced acquisition of approximately 12,000 net acres in our core North Harpoon prospect in the southern Delaware Basin during the first quarter of 2016. The Company added two rigs to this acreage in April 2016.

The Company currently has eight horizontal rigs in the Delaware Basin, with four horizontal rigs in the northern Delaware Basin and four horizontal rigs in the southern Delaware Basin.

Midland Basin

Concho added two new horizontal wells with at least 30 days of production as of the end of the first quarter of 2016. The average peak 30-day and 24-hour rates for these wells were 1,163 Boepd (87% oil) and 1,296 Boepd, respectively, from an average lateral length of 10,326 feet. Both wells were drilled from the same pad location and successfully tested stacked development of the Wolfcamp A and B zones.

The Company currently has one horizontal rig in the Midland Basin, with plans to add two rigs during May 2016.

New Mexico Shelf

In the New Mexico Shelf, Concho added nine new horizontal wells with at least 30 days of production as of the end of the first quarter of 2016. The average peak 30-day and 24-hour rates for these wells were 430 Boepd (84% oil) and 588 Boepd, respectively. The average lateral length for these wells was 4,475 feet. Strong results in the New Mexico Shelf were primarily attributable to ongoing completion design optimization.

The Company currently has two horizontal rigs in the New Mexico Shelf.

First-Quarter 2016 Financial Summary

Concho’s average realized price for oil and natural gas for the first quarter of 2016, excluding the effect of commodity derivatives, was $22.34 per Boe, compared with $34.76 per Boe for the first quarter of 2015.

Net loss for the first quarter of 2016 was $1.0 billion, or $7.95 per diluted share, compared to net income of $7.5 million, or $0.06 per diluted share, for the first quarter of 2015. Adjusted net loss (non-GAAP), which excludes non-cash and unusual items, for the first quarter of 2016 was $7.0 million, or $0.05 per diluted share, compared with adjusted net income (non-GAAP) of $42.1 million, or $0.36 per diluted share, for the first quarter of 2015.

EBITDAX (non-GAAP) for the first quarter of 2016 totaled $382.2 million, compared to $407.5 million for the first quarter of 2015.

Cash flows generated from operating activities for the three months ended March 31, 2016, totaled $112.3 million, compared with $126.2 million for the same period last year. Adjusted cash flows (non-GAAP), which are cash flows from operating activities adjusted for settlements on derivatives, were $370.2 million for the three months ended March 31, 2016, as compared to $293.4 million for the same period last year.

See “Supplemental Non-GAAP Financial Measures” at the end of this press release for a description of non-GAAP measures adjusted net income (loss), adjusted earnings per share, EBITDAX and adjusted cash flows and a reconciliation of these measures to the associated GAAP measures.

Credit Facility and Liquidity Update

Concho completed the annual redetermination of its credit facility in April 2016. The bank group reaffirmed the commitment amount of $2.5 billion and reduced the borrowing base amount to $2.8 billion due to lower commodity prices.

At March 31, 2016, Concho had cash of approximately $0.5 billion, long-term debt of $3.3 billion, and a net debt-to-EBITDAX ratio of 1.7 times. Concho currently has no outstanding borrowings on its credit facility, providing the Company with total liquidity of approximately $3.0 billion.

Commodity Derivatives Update

The Company enters into commodity derivatives to manage its exposure to commodity price fluctuations. For the remainder of 2016, Concho has crude oil swap contracts covering approximately 60.0 MBopd at a weighted average price of $69.37 per Bbl. The Company also has crude oil swaps for 2017 and 2018, covering approximately 52.4 MBopd and 17.9 MBopd at a weighted average price of $55.36 per Bbl and $48.42 per Bbl, respectively. Please see the table under “Derivatives Information” below for detailed information about the Company’s current derivatives positions.

Outlook

For the second quarter of 2016, Concho expects production to average between 138 MBoepd and 142 MBoepd. In addition, Concho updated its full-year 2016 outlook for certain items. The following table summarizes the Company’s current guidance for those items, as compared to the Company’s prior guidance.

Full Year 2016
	Prior	Current
Annual production growth	-5% - 0%	0%
Crude oil differential to NYMEX, excluding commodity derivatives ($/Bbl)	($3.75) - ($4.25)	($3.50) - ($4.00)
Lease operating expense ($/Boe)	$7.50 - $8.00	$7.25 - $7.75
Depreciation, depletion and amortization expense ($/Boe)	$24.00 - $26.00	$22.00 - $24.00

Conference Call

Concho will discuss first quarter 2016 results on a conference call tomorrow, May 5, 2016, at 8:30 AM CT (9:30 AM ET). The telephone number and passcode to access the conference call are provided below:

Dial-in: (855) 445-9894
Intl. dial-in: (330) 863-3281
Participant Passcode: 78705134

To access the live webcast and view the related earnings presentation, visit Concho’s website at www.concho.com. The replay will also be available on the Company’s website under the “Investors” section.

Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. The Company’s operations are focused in the Permian Basin of southeast New Mexico and west Texas. For more information, visit the Company’s website at www.concho.com.

Forward-Looking Statements and Cautionary Statements

The foregoing contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future financial position, operations, performance, business strategy, oil and natural gas reserves, drilling program, capital expenditure budget, liquidity and capital resources, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes, derivative activities and potential financing. The words “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could,” “may,” “foresee,” “plan,” “goal” or other similar expressions that convey the uncertainty of future events or outcomes are intended to identify forward-looking statements, which generally are not historical in nature. However, the absence of these words does not mean that the statements are not forward-looking. These statements are based on certain assumptions and analyses made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the risk factors discussed or referenced in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q; risks relating to declines in the prices the Company receives, or sustained depressed prices the Company receives, for its oil and natural gas; uncertainties about the estimated quantities of oil and natural gas reserves; drilling and operating risks; the adequacy of the Company’s capital resources and liquidity including, but not limited to, access to additional borrowing capacity under its credit facility; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing and the export of oil and natural gas; the impact of potential changes in the Company’s credit ratings; environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater contamination; difficult and adverse conditions in the domestic and global capital and credit markets; risks related to the concentration of the Company’s operations in the Permian Basin of southeast New Mexico and west Texas; disruptions to, capacity constraints in or other limitations on the pipeline systems that deliver the Company’s oil, natural gas liquids and natural gas and other processing and transportation considerations; the costs and availability of equipment, resources, services and personnel required to perform the Company’s drilling and operating activities; potential financial losses or earnings reductions from the Company’s commodity price risk-management program; risks and liabilities associated with acquired properties or businesses; uncertainties about the Company’s ability to successfully execute its business and financial plans and strategies; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; general economic and business conditions, either internationally or domestically; competition in the oil and natural gas industry; uncertainty concerning the Company’s assumed or possible future results of operations; and other important factors that could cause actual results to differ materially from those projected.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Concho Resources Inc. Consolidated Balance Sheets Unaudited

	March 31,	December 31,
(in thousands, except share and per share amounts)	2016	2015
Assets
Current assets:
Cash and cash equivalents	$466,821	$228,550
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	191,698	203,972
Joint operations and other	168,545	190,608
Derivative instruments	527,769	652,498
Prepaid costs and other	33,734	38,922
Total current assets	1,388,567	1,314,550
Property and equipment:
Oil and natural gas properties, successful efforts method	16,217,487	15,846,307
Accumulated depletion and depreciation	(6,830,070)	(5,047,810)
Total oil and natural gas properties, net	9,387,417	10,798,497
Other property and equipment, net	182,473	178,450
Total property and equipment, net	9,569,890	10,976,947
Deferred loan costs, net	14,416	15,585
Intangible asset - operating rights, net	25,328	25,693
Inventory	19,311	19,118
Noncurrent derivative instruments	114,072	167,038
Other assets	154,937	122,945
Total assets	$11,286,521	$12,641,876
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable - trade	$20,751	$13,200
Revenue payable	123,338	169,787
Accrued and prepaid drilling costs	267,235	228,523
Other current liabilities	193,624	184,910
Total current liabilities	604,948	596,420
Long-term debt	3,332,854	3,332,188
Deferred income taxes	1,046,796	1,630,373
Noncurrent derivative instruments	393	-
Asset retirement obligations and other long-term liabilities	142,758	140,344
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 131,973,782 and 129,444,042 shares issued at March 31, 2016 and December 31, 2015, respectively	132	129
Additional paid-in capital	4,874,546	4,628,390
Retained earnings	1,325,161	2,345,641
Treasury stock, at cost; 409,076 and 306,061 shares at March 31, 2016 and December 31, 2015, respectively	(41,067)	(31,609)
Total stockholders’ equity	6,158,772	6,942,551
Total liabilities and stockholders’ equity	$11,286,521	$12,641,876

Concho Resources Inc. Consolidated Statements of Operations Unaudited

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2016	2015

Operating revenues:
Oil sales	$242,154	$349,584
Natural gas sales	41,410	63,938
Total operating revenues	283,564	413,522
Operating costs and expenses:
Oil and natural gas production	114,957	125,535
Exploration and abandonments	22,860	5,755
Depreciation, depletion and amortization	310,082	267,205
Accretion of discount on asset retirement obligations	1,712	1,994
Impairments of long-lived assets	1,524,645	-
General and administrative (including non-cash stock-based compensation of $16,022 and $15,495 for the three months ended March 31, 2016 and 2015, respectively)	53,795	58,801
Gain on derivatives	(79,842)	(115,340)
(Gain) loss on disposition of assets, net	(111,066)	39
Total operating costs and expenses	1,837,143	343,989
Income (loss) from operations	(1,553,579)	69,533
Other income (expense):
Interest expense	(54,138)	(53,569)
Other, net	(6,535)	(4,302)
Total other expense	(60,673)	(57,871)
Income (loss) before income taxes	(1,614,252)	11,662
Income tax (expense) benefit	593,772	(4,150)
Net income (loss)	$(1,020,480)	$7,512
Earnings per share:
Basic net income (loss)	$(7.95)	$0.07
Diluted net income (loss)	$(7.95)	$0.06

Concho Resources Inc. Consolidated Statements of Cash Flows Unaudited

	Three Months Ended
	March 31,
(in thousands)	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,020,480)	$7,512
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	310,082	267,205
Accretion of discount on asset retirement obligations	1,712	1,994
Impairments of long-lived assets	1,524,645	-
Exploration and abandonments, including dry holes	20,652	2,700
Non-cash stock-based compensation expense	16,022	15,495
Deferred income taxes	(583,577)	(11,031)
(Gain) loss on disposition of assets, net	(111,066)	39
Gain on derivatives	(79,842)	(115,340)
Other non-cash items	5,282	2,612
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	68,701	35,731
Prepaid costs and other	(4,764)	649
Inventory	(219)	3
Accounts payable	7,536	3,119
Revenue payable	(44,335)	(77,105)
Other current liabilities	1,926	(7,334)
Net cash provided by operating activities	112,275	126,249
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(379,799)	(790,773)
Additions to property, equipment and other assets	(8,999)	(8,147)
Proceeds from the disposition of assets	292,013	-
Contributions to equity method investments	(25,000)	(20,000)
Net settlements received from derivatives	257,930	167,156
Net cash provided by (used in) investing activities	136,145	(651,764)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	-	739,000
Payments of debt	-	(878,500)
Exercise of stock options	11	57
Excess tax benefit (deficiency) from stock-based compensation	(702)	464
Net proceeds from issuance of common stock	-	741,184
Purchase of treasury stock	(9,458)	(3,151)
Decrease in bank overdrafts	-	(73,539)
Net cash provided by (used in) financing activities	(10,149)	525,515
Net increase in cash and cash equivalents	238,271	-
Cash and cash equivalents at beginning of period	228,550	21
Cash and cash equivalents at end of period	$466,821	$21
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock for a business combination	$230,828	$-

Concho Resources Inc.
Summary Production and Price Data
Unaudited

The following table sets forth summary information concerning production and operating data for the periods indicated:
	Three Months Ended
	March 31,
	2016	2015

Production and operating data:
Net production volumes:
Oil (MBbl)	8,100	8,066
Natural gas (MMcf)	27,557	22,985
Total (MBoe)	12,693	11,897

Average daily production volumes:
Oil (Bbl)	89,011	89,622
Natural gas (Mcf)	302,824	255,389
Total (Boe)	139,482	132,187

Average prices:
Oil, without derivatives ($/Bbl)	$29.90	$43.34
Oil, with derivatives ($/Bbl) (a)	$60.90	$63.20
Natural gas, without derivatives ($/Mcf)	$1.50	$2.78
Natural gas, with derivatives ($/Mcf) (a)	$1.75	$3.08
Total, without derivatives ($/Boe)	$22.34	$34.76
Total, with derivatives ($/Boe) (a)	$42.66	$48.81

Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$7.28	$7.64
Oil and natural gas taxes	$1.78	$2.91
Depreciation, depletion and amortization	$24.43	$22.46
General and administrative	$4.24	$4.95

(a)	Includes the effect of net cash receipts from derivatives:

	Three Months Ended
	March 31,
(in thousands)	2016	2015

Net cash receipts from derivatives:
Oil derivatives	$251,127	$160,186
Natural gas derivatives	6,803	6,970
Total	$257,930	$167,156

The presentation of average prices with derivatives is a non-GAAP measure as a result of including the net cash receipts from commodity derivatives that are presented in the Company’s statements of cash flows. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of the Company’s commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

Concho Resources Inc.
Costs Incurred
Unaudited

The table below provides the costs incurred for oil and natural gas producing activities for the periods indicated:

	Three Months Ended
	March 31,
(in thousands)	2016	2015

Property acquisition costs:
Proved	$252,352	$-
Unproved	138,640	16,013
Exploration	170,572	429,169
Development	83,104	301,744
Total costs incurred for oil and natural gas properties	$644,668	$746,926

Concho Resources Inc.
Derivatives Information
Unaudited

The table below provides data associated with the Company’s derivatives at May 4, 2016, for the periods indicated:

		2016
		Second Quarter	Third Quarter	Fourth Quarter	Total	2017	2018

Oil Swaps: (a)
	Volume (Bbl)	5,985,000	5,460,000	5,054,000	16,499,000	19,110,000	6,540,000
	Price per Bbl	$73.38	$74.21	$59.38	$69.37	$55.36	$48.42

Oil Basis Swaps: (b)
	Volume (Bbl)	5,914,000	5,520,000	5,060,000	16,494,000	14,276,000	-
	Price per Bbl	$(1.46)	$(1.46)	$(1.48)	$(1.47)	$(0.90)	$-

Natural Gas Swaps: (c)
	Volume (MMBtu)	7,280,000	7,360,000	7,360,000	22,000,000	11,855,000	-
	Price per MMBtu	$3.02	$3.02	$3.02	$3.02	$3.00	$-

(a)	The index prices for the oil contracts are based on the New York Mercantile Exchange (“NYMEX”) – West Texas Intermediate (“WTI”) monthly average futures price.
(b)	The basis differential price is between Midland – WTI and Cushing – WTI.
(c)	The index prices for the natural gas price swaps are based on the NYMEX – Henry Hub last trading day futures price.

Concho Resources Inc.
Supplemental Non-GAAP Financial Measures
Unaudited

The following tables provide information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company net income (loss) and earnings per share to exclude certain non-cash and unusual items and cash flows from operating activities to adjust for settlements on derivatives.

Adjusted Net Income (Loss) and Adjusted Earnings per Share

The following table provides a reconciliation from the United States generally accepted accounting principles (GAAP) measure of net income (loss) to adjusted net income (loss) (non-GAAP) for the periods indicated:

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2016	2015

Net income (loss) - as reported	$(1,020,480)	$7,512

Adjustments for certain non-cash and unusual items:
Gain on derivatives	(79,842)	(115,340)
Net cash receipts from derivatives	257,930	167,156
Impairments of long-lived assets	1,524,645	-
Leasehold abandonments	20,652	1,919
(Gain) loss on disposition of assets and other	(109,501)	39
Tax impact	(600,365)	(19,144)
Adjusted net income (loss)	$(6,961)	$42,142

Adjusted earnings per share:
Basic net income (loss)	$(0.05)	$0.37
Diluted net income (loss)	$(0.05)	$0.36

Adjusted Cash Flows

The following table provides a reconciliation of the GAAP measure of cash flows from operating activities to adjusted cash flows (non-GAAP) for the periods indicated:

	Three Months Ended
	March 31,
(in thousands)	2016	2015

Cash flows from operating activities	$112,275	$126,249
Settlements received from derivatives (a)	257,930	167,156
Adjusted cash flows	$370,205	$293,405

(a) Amounts are presented in cash flows from investing activities for GAAP purposes.

EBITDAX

EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income (loss) because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities.

The Company defines EBITDAX as net income (loss), plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) gain on derivatives, (7) net cash receipts from derivatives, (8) (gain) loss on disposition of assets, net, (9) interest expense and (10) federal and state income tax expense (benefit). EBITDAX is not a measure of net income (loss) or cash flows as determined by GAAP.

The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income (loss) as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements. For example, EBITDAX can be used to assess the Company’s operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of the Company’s assets and the Company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of the GAAP measure of net income (loss) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended
	March 31,
(in thousands)	2016	2015

Net income (loss)	$(1,020,480)	$7,512
Exploration and abandonments	22,860	5,755
Depreciation, depletion and amortization	310,082	267,205
Accretion of discount on asset retirement obligations	1,712	1,994
Impairments of long-lived assets	1,524,645	-
Non-cash stock-based compensation	16,022	15,495
Gain on derivatives	(79,842)	(115,340)
Net cash receipts from derivatives	257,930	167,156
(Gain) loss on disposition of assets, net	(111,066)	39
Interest expense	54,138	53,569
Income tax expense (benefit)	(593,772)	4,150
EBITDAX	$382,229	$407,535

CONTACT:
Concho Resources Inc.
Investor Relations:
Megan P. Hays, 432-685-2533
Director of Investor Relations
or
Mary Tennant, 432-221-0477
Senior Financial Analyst